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                                                                         EXHIBIT 12.1
                                      SEMPRA ENERGY
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS
                                 (Dollars in millions)
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                                       1998       1999       2000       2001        2002
                                     --------   --------   --------   --------   --------
Fixed Charges and Preferred
Stock Dividends:

Interest                                $ 210      $ 233      $ 308      $ 358      $ 350
Interest portion of
  annual rentals                           20         10          8          6          6
Preferred dividends
  of subsidiaries (1)                      18         16         18         16         15
                                     --------   --------   --------   --------   --------
Combined Fixed Charges
  and Preferred Stock
  Dividends for Purpose
  of Ratio                              $ 248      $ 259      $ 334      $ 380      $ 371
                                     ========   ========   ========   ========   ========

Earnings:

Pretax income from
  continuing operations                 $ 432      $ 573      $ 699      $ 731      $ 721
Total Fixed Charges
  (from above)                            248        259        334        380        371
Less:
  Interest capitalized                      1          1          3         11         29
  Equity income (loss) of
    unconsolidated subsidiaries
    and joint ventures                      -          -         62         12        (55)
                                     --------   --------   --------   --------    --------
Total Earnings for
  Purpose of Ratio                      $ 679      $ 831      $ 968     $1,088      $1,118
                                     ========   ========   ========    =======    ========
Ratio of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividends                              2.74       3.21       2.90       2.86        3.01
                                     ========   ========   ========   ========    ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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